Exhibit (m)(4)(i)

August 1, 2014

Voya Series Fund, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ  85258

Re:                             Waiver of Fee Payable under the Amended and Restated Shareholder Services Plan for Class O Shares

Ladies and Gentlemen:

By this letter dated August 1, 2014, we have agreed to waive the service fee payable to us under the Amended and Restated Shareholder Services Plan for Class O Shares of Voya Money Market Fund, formerly ING Money Market Fund (the “Fund”), a series of Voya Series Fund, Inc., in the amount of 0.25% of the average daily net assets attributable to Class O Shares of the Fund for the period from August 1, 2014 through August 1, 2015.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Series Fund, Inc.

Sincerely,

		By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
Voya Investments Distributor, LLC

Agreed and Accepted:
Voya Series Fund, Inc.
(on behalf of Voya Money Market Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President